Lang Michener LLP
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February 14, 2007

Exhibit 5.1

Uranium Energy Corp.
9801 Anderson Mill Road
Suite 230
Austin, Texas 78750
U.S.A.

Attention:       Mr. Amir Adnani, President

Dear Sirs:

Uranium Energy Corp. - Registration Statement on Form SB-2

               We have acted as counsel for Uranium Energy Corp., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on February 14, 2007. The Registration Statement relates to the registration of the following shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"):

  up to 2,800,000 shares of common stock issued on December 13, 2006 pursuant to an unregistered private placement of units (the "December 13, 2006 Private Placement");

  up to 2,400,000 shares of common stock issued on December 22, 2006 pursuant to an unregistered private placement of units (the "December 22, 2006 Private Placement");

  up to 200,000 shares of common stock issued on January 3, 2007 pursuant to an unregistered private placement of units (the "January 3, 2007 Private Placement" and together with the December 13, 2006 Private Placement and the December 22, 2006 Private Placement, the "Private Placements");

  up to 1,400,000 shares of common stock that may be acquired by certain Selling Shareholders upon the exercise of 1,400,000 common stock purchase warrants issued pursuant to the December 13, 2006 Private Placement;

  up to 1,200,000 shares of common stock that may be acquired by certain Selling Shareholders upon the exercise of 1,200,000 common stock purchase warrants issued pursuant to the December 22, 2006 Private Placement; and

  up to 100,000 shares of common stock that may be acquired by certain Selling Stockholders upon the exercise of 100,000 common stock purchase warrants issued pursuant to the January 3, 2007 Private Placement.

               The Company issued an aggregate of 2,800,000 units pursuant to the December 13, 2006 Private Placement, at a price of $2.50 per unit. Each unit consisted of one share of common stock and one-half of one common stock purchase warrant. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $3.00 per share, and are exercisable commencing on a date that is at least 61 days after the holder delivers a written notice to the Company and ending on the day which is the earlier of (i) 18 months from December 13, 2006, and (ii) nine months commencing from the effective date of the Registration Statement.

               The Company issued an aggregate of 2,400,000 units pursuant to the December 22, 2006 Private Placement, at a price of $2.50 per unit. Each unit consisted of one share of common stock and one-half of one common stock purchase warrant. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $3.00 per share during the period commencing on the date of issuance and ending on the day which is the earlier of (i) 18 months from the date of issuance, and (ii) nine months commencing from the effective date of the Registration Statement.

               The Company issued an aggregate of 200,000 units pursuant to the January 3, 2007 Private Placement, at a price of $2.50 per unit. Each unit consisted of one share of common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase one- half of one share of common stock at an exercise price of $3.00 per share during the period commencing on the date of issuance and ending on the day which is the earlier of (i) 18 months from the date of issuance, and (ii) nine months commencing from the effective date of the Registration Statement.

               The 5,400,000 shares of common stock issued to the Selling Shareholders pursuant to the Private Placements are hereinafter referred to as the "Shares," and the 2,700,000 shares of common stock that may be acquired by the Selling Stockholders upon exercise of the common stock purchase warrants (collectively, the "Warrants") issued pursuant to the Private Placements are hereinafter collectively referred to as the "Warrant Shares".

               In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated February 13, 2007; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the Private Placements; (e) subscription agreements entered into between the Selling Shareholders and the Company for the purchase of the units pursuant to the Private Placements; (f) the respective forms of the certificates representing the Warrants; (g) an Officer's Certificate executed by Amir Adnani, President and Chief Executive Officer of the Company; and (h) such other documents as we have deemed relevant.

               For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (h) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (h) above) that is referred to or incorporated by reference into, the documents reviewed by us.

               Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

    the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

    upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

               Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

    the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

    we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for my review, have not been and will not be altered or amended in any respect;

    we have assumed that each subscription agreement executed between the Selling Shareholders and the Company pursuant to which the Shares and the Warrants have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms; and

    we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours truly,

Lang Michener LLP

Per: /s/ Herbert I. Ono

Herbert (Herb) I. Ono*

*Licensed to Practice in the State of California